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                                                                    EXHIBIT 99.4

                           NOTICE OF WAIVER ACCEPTANCE

                            PRISON REALTY CORPORATION

                  Dividend Reinvestment and Stock Purchase Plan

DATE:

TO:

FIRM:

VIA FAX #

We are pleased to inform you that your waiver for participation in the Prison Realty Corporation Dividend Reinvestment and Stock Purchase Plan has been granted for the __________ investment period in the amount of _____________. Please be advised that for this pricing period the discount rate is _____ and the threshold price is ___________. The ten days of this pricing period are
____________________.

All monies must be wired to BankBoston, N.A. by 4 p.m. Central Time on ___________ (the "Optional Cash Payment Due Date"). Please find the wiring instructions below:

Send funds to:                BankBoston N.A.
                              [address]
                              [ABA]

For Credit to:                Prison Realty Corporation
                              [Account __]

Please be advised that any uninvested monies will be returned after the conclusion of the pricing period. Thank you for your participation. Please call me at (615) 263-0200 with any questions.

                                    Sincerely,



                                    Prison Realty Corporation Investor Relations